EXHIBIT 10.34 (a)
                         EXHIBIT A


       AGREEMENT FOR THE SALE AND PURCHASE OF ASSETS

                  SECURED PROMISSORY NOTE
                            OF
                IOMEGA (MALAYSIA) SDN.BHD.



$18,000,000.00           Milpitas, California        Dated _______ ___, 199__


     FOR VALUE RECEIVED, AND SUBJECT TO THE TERMS OF THIS SECURED PROMISSORY NOTE (this "Note") AND CLOSING OF THE REAL PROPERTY TRANSACTION MEMORIALIZED IN THE ATTACHED SALE AND PURCHASE AGREEMENT DATED SEPTEMBER 13, 1996, IOMEGA (MALAYSIA) SDN.BHD., with a principal place of business at Plot 44, Bayan Lepas Industrial Park IV, 11900 Penang, Malaysia (the "Company"), unconditionally promises to pay to the order of QUANTUM STORAGE (MALAYSIA) SDN.BHD., a wholly owned Malaysian subsidiary of Quantum Corporation, a Delaware corporation, having its principal place of business at 500 McCarthy Boulevard, Milpitas, California 95035, together with its successors and assigns, (the "Note Holder"), or at such other place as the Note Holder may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Eighteen Million Dollars ($18,000,000) together with interest thereof from September 12, 1996 on the unpaid balance of principal from time to time outstanding at the rate of 8.5% per annum until this note is paid in full according to the following terms and conditions:

     Principal and Interest Repayment. The outstanding principal amount of $18,000,000 shall be due and payable in installments at the Note Holder's principal office or such other place as may be designated from time to time by the Note
Holder as follows:

          (a)  The first payment of $7,530,000 ($6,000,000)
plus one year interest on $18,000,000 @ 8.5% equaling
$1,530,000) shall be due on September 13, 1997.

          (b)  The second payment of $7,020,000 ($6,000,000
plus one year interest on $12,000,000 @ 8.5% equaling
$1,020,000) shall be due on September 13, 1998.

          (c)  A final payment of $6,510,000 ($6,000,000 plus
one year of interest on $6,000,000 @ 8.5% equaling $510,000) shall be due by September 13, 1999.

     The Company shall be allowed, at any time to prepay in the amount(s) it desires without penalty. Prepayments shall be applied first to fees and expenses, second to accrued interest and last to principal.

     The obligations of the Company under this Note are secured by that charge referred to in the attached S&P
Agreement ("the Charge") by the Company in favor of the Note
Holder.

     If any day on which a payment is due pursuant to the terms of this Note is not a day on which banks in California are generally open (a "Business Day"), such payment shall be due on the next Business Day following.

     Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this
Note:

          (a) The Company shall fail to pay when due or upon maturity any principal, interest, fees or other amounts payable under this Note or Iomega Corporation shall fail to pay when due or upon maturity any principal, interest, fees or other amounts payable under the Guaranty to be executed at Pre-Closing.

          (b)  Any financial statement or certificate
furnished to Note Holder in connection with this Note or any representation or warranty made by the Company or Iomega Corporation hereunder or under the Charge, the Agreement for the Sale and Purchase of Assets in Malaysia dated as of September 13, 1996 (the "Purchase Agreement") among Company, Note Holder, Quantum Corporation and Iomega Corporation ("Iomega"), or the Guaranty and together with this Note, the Charge and the Purchase Agreement (the "Purchase Documents") by Iomega in favor of Note Holder by the Company under the Note shall prove to be false, incorrect or incomplete in any material respect when furnished or made.

          (c) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument, evidencing aggregate obligations in excess of $5,000,000 (other than this Note or the Guaranty) pursuant to which Iomega, the Company and Iomega's direct or indirect subsidiaries has incurred any debt for borrowed money and as a result of which maturity thereof has been accelerated.

          (d) The filing of a notice of judgment lien against Iomega or the Company; or the recording of any abstract of judgment against Iomega or the Company in any country in which Iomega or the Company has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Iomega or the Company; or the entry of a judgment against Iomega or the Company; and with respect to any of the foregoing, the judgment in excess of $5,000,000 and has not been stayed or bonded within thirty (30) days provided that as to a levy, writ of attachment, execution or other like process.

          (e) Either Iomega or the Company shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself of any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Iomega or the Company shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal or foreign law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to said Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commended against Iomega or the Company, or Iomega or the Company shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Iomega or the Company shall be adjudicated a bankruptcy, or an order for relief shall be entered by any court of competent jurisdiction under said Bankruptcy Code or any other applicable state or federal or foreign law relating to bankruptcy, reorganization or other relief for debtors.

          (f) The dissolution or liquidation of Iomega or the Company; or if any of their respective directors, stockholders or members, shall take action seeking to affect the dissolution or liquidation of Iomega or the Company.

     The Company waives presentment and demand for payment, protest or notice of protest, notice of dishonor, and notice of nonpayment of this Note and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Company hereby waives to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demands hereunder.

The Company further covenants and agrees as follows:

1. The Company agrees to pay the Note Holder all costs and expenses incurred by such Note Holder, including without limitation, reasonable attorneys' fees and expenses, and court costs (including any costs of appeal) in enforcing and collecting this Note.

2. The Company shall not and shall not permit any of its Subsidiaries to, create, incur, or otherwise cause or suffer to exist or become effective any consensual Lien(s) [except as provided in Section 13 of the Charge (entitled "Leasing and Possession"))], upon Plot 44, Bayan Lepas Industrial Park IV, also known as P.T. 3217, held under Suratan Hakmilik, Sementara No. H-S (D) 8712, Daerah Barat Daya, Palau, Penang (the "Property").

3. The Company shall not hypothecate or encumber its interest in the Property or any interest therein or suffer or permit the Property or any interest therein to be hypothecated or encumbered by operation of law. [Except as provided in
Section 13 of the Charge (entitled "Leasing and Possession")], the Company shall not assign, sell, convey, or otherwise transfer or dispose of the Property or any interest therein. The Company may lease the Property subject to exercise of the Charge thereon. Such lease agreements must be prior approved in writing, by the Note Holder which shall not refuse any lease properly subject to the Charge.

4. The Company shall not consolidate or merge with or into any other Person or entity, or permit any other Person or entity to consolidate or merge with or into the Company, nor shall the Company sell, lease, convey or otherwise dispose of all or substantially all of its assets unless (i) the entity formed by or surviving any such consolidation or merger, or to which such sale, lease, conveyance or other sale shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof, the District of Columbia, or Malaysia; (ii) the Surviving Entity assumes all of the obligations of the Company under this Note; (iii) immediately after giving effect to such transaction, no Event of Default nor event that with the passage of time or the giving of notice would lead to an Event of Default, shall have occurred and be continuing; (iv) immediately after giving effect to such transaction, the Consolidated Tangible Net Worth of the Company or the Surviving Entity, as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction; and (v) such consolidation or merger should not have a material adverse effect on the Company's business or on the ability of Note Holder to enforce any Charge.

     This Note is the Secured Promissory Note referred to in, and is executed and delivered in connection with the Charge. The full amount of this Note is secured by the Charge. The Company shall not, directly or indirectly, suffer or permit to be created or to remain, and shall promptly discharge, any lien on or in the Property or any equipment or property maintained on such Property, or in any portion thereof, except as permitted pursuant to the Charge. In addition, the Company shall not suffer any other matter whereby an interest of the Note Holder under the Charge in the Property or in any lien pursuant to the Charge or any part of the foregoing might be impaired, except as permitted pursuant to such Charge.

     Upon the occurrence and during the continuance of any Event of Default, Note Holder may, by written notice to the Company, declare all outstanding amounts payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence and during the continuance of any Event of Default described in clauses (f) or (g) of the definition of "Events of Default", immediately and without notice, all outstanding amounts payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Note Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

     This Note shall be governed by, and construed, enforced and interpreted in accordance with the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

     The provisions of this Note shall inure to the benefit of and be binding on any successor to the Company and shall extend to any assignee of Note Holder.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and issued as of the day and year first written above.

IOMEGA (MALAYSIA) SDN.BHD.



By:  ____________________________